News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts:Robert F. Heinemann, President and CEO
         Ralph J. Goehring, Executive Vice President and CFO

     BERRY PETROLEUM TO ACQUIRE ADDITIONAL UINTA BASIN ACREAGE;
           COMMITS TO EXPLORATION AND DEVELOPMENT PROGRAM

Bakersfield, CA, July 19, 2004 - Berry Petroleum Company (NYSE:BRY) announced that it and an industry partner have entered into a joint Exploration and Development Agreement with the Ute Indian Tribe to explore and develop approximately 125,000 prospective acres of tribal lands in the Uinta Basin in Utah. The Company also agreed to purchase an interest in 46,000 acres of fee lands adjacent to or near the tribal acreage. This 171,000 acre block (over 265 square miles) is located immediately west of the Company's Brundage Canyon field. Berry is currently producing approximately 4,500 barrels of oil equivalent per day from this field, according to Bob Heinemann, president and chief executive officer.

Berry and its partners will develop a plan to test the total acreage and Berry will operate the shallow horizons down to approximately 6,500 feet. Berry's ownership will be up to 75% in these zones. Natural gas potential will be the focus of the deeper horizons, primarily in the Wasatch and Mesaverde sections, and Berry will participate up to 25% in the development of these deeper zones. The Ute Indian Tribe plans to participate in both the shallow and deep programs with a working interest of 25%.

Heinemann continued, "This acquisition is an excellent strategic fit as it builds on our Brundage Canyon asset and leverages our capabilities. It increases the potential for the discovery of additional light oil and natural gas in our core area and enhances our ongoing relationship with the Ute Tribe. We believe this joint development will be very significant for our Company."

Michael Duginski, senior vice president of Corporate Development, stated, "With this acquisition, we have clearly strengthened our diversification into the Rockies. The initial drilling program will begin in 2004 and we expect a significant increase in drilling in 2005. A successful development program could make this a legacy asset for Berry."

Logan Magruder, senior vice president of the Rocky Mountain and Mid-Continent Region, added, "We are fortunate to make an acquisition adjacent to our existing operation. We believe the horizons we are targeting in the shallow development will be a continuation of our productive Green River zones on the Brundage Canyon property. This joint development on an additional 171,000 acres enables us to position the Company for growth in a natural gas prone area."

The effective date of the transaction is July 13, 2004. The completion of the transaction, which is expected in the third quarter of 2004, is subject to certain conditions and approvals and there are no assurances that all such conditions will be satisfied.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:"With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, a limited marketplace for electricity sales within California, counterparty risk, competition, environmental risks, litigation uncertainties, drilling, development and operating risks, the availability of drilling rigs and other support services,
legislative   and/or   judicial  decisions   and   other   government
regulations.

                                # # #